Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No.’s 333-280238, 333-276631, 333-237516, 333-239750, 333-268085, 333-269777, 333-271526, 333-272278, 333-274155 and 333-274331), Form S-3 (No.’s 333-284657, 333-278622, 333-251177, 333-239845, 333-234787, 333-233433, 333-254535, 333-257776, 333-267211 and 333-268231) and Form S-8 (No.’s 333-285154, 333-283118, 333-281053, 333-279730, 333-253339, 333-261040, 333-265060, 333-228327, 333-271520, and 333-274154) of our report (which contains an explanatory paragraph relating to the Datavault AI Inc.’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025, relating to the consolidated financial statements of Datavault AI Inc., which appears in this Annual Report on Form 10-K.

/s/ BPM LLP

San Jose, California

March 31, 2025